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                                                                    EXHIBIT 12.1

Jafra Cosmetics
Computation of Ratio of Earnings to Fixed Charges
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
                                                                                        Six Months      Four Months     Two Months
                                                                                          Ended            Ended          Ended
                                                Year ended December 31,                  June 30,        April 30,       June 30,
                         1993          1994         1995          1996         1997        1997            1998            1998
Income (loss) before
extraordinary item
and income tax
benefit (expense)     A  50.5          31.4         38.9          10.0         20.3         8.6             7.0            (0.2)
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Fixed Charges:
Interest including
amortization of debt
issuance costs            0.9           1.0          0.6           0.5          0.5         0.2             0.2            2.7
 Interest portion of
 rent expense             1.2           2.8          1.2           1.6          1.2         0.3             0.2            0.1
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Total Fixed Charges   B   2.1           3.8          1.8           2.1          1.7         0.5             0.4            2.8
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Earnings,
as defined    C = (A+B)  52.6          35.2         40.7          12.1         22.0         9.1             7.4            2.6

Ratio of earnings
for fixed charges   C/B  25.0           9.3         22.6           5.8         12.9        18.2            18.5            (i)
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(i)For the two months ended June 30, 1998, earnings before income taxes and fixed charges were insufficient to cover fixed charges by .2.